Exhibit 10.65

Execution Version

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

for MSK’s technology

WT1 Peptide Vaccine Technology

PREAMBLE

ARTICLES:

1	DEFINITIONS	1

2	GRANT	4

3	SUBLICENSES	5

4	DILIGENCE	5

5	PAYMENTS	7

6	REPORTS AND RECORDS	11

7	PATENT PROSECUTION: THE LICENSED PATENTS	12

8	INFRINGEMENT	13

9	CONFIDENTIALITY	14

10	INDEMNIFICATION, PRODUCT LIABILITY	15

11	REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS	16

12	COMPLIANCE WITH LAW	21

13	NON-USE OF NAMES	22

14	PUBLICATION	22

15	ASSIGNMENT	22

16	TERMINATION	22

17	NOTICES AND OTHER COMMUNICATIONS	24

18	MISCELLANEOUS PROVISIONS	25

Exhibit A	Original Patent Rights

Exhibit B	Additional Patent Rights

Schedule 7.1	Patent Expenses

Schedule 11.1(b)	Capitalization

Schedule 11.1(e)	Registration Rights

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

This Amended and Restated Exclusive License Agreement (the “Agreement”) is effective as of the date of the last signature below (“Effective Date”), and is by and between MEMORIAL SLOAN KETTERING CANCER CENTER (hereinafter referred to as “MSK”), a New York not-for-profit corporation with principal offices at 1275 York Avenue, New York, NY 10065, and SELLAS LIFE SCIENCES GROUP LTD. (or its successor/assignee) an exempted limited company incorporated under the laws of Bermuda with offices at O’Hara House, 3 Bermudian Road, Hamilton HM 11, Bermuda, (“Licensee”). MSK and Licensee are sometimes referred to singly as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, Licensee and MSK are parties to that certain exclusive license agreement for MSK’s WT1 peptide vaccine technology effective as of September 4, 2014 (the “Original License Agreement”), which was amended by that certain License Amendment, Waiver and Share Issuance Agreement dated as of October 30, 2015 (the “First Amendment”), amended again by that certain Second License Amendment, Waiver and Agreement dated as of August 10, 2016 (the “Second Amendment”), and amended and restated by that certain Amended and Restated Exclusive License Agreement dated as of May 25, 2017 (the “First A&R Agreement” and together with the First Amendment and Second Amendment, the “Amendments”, and the Original License Agreement together with the Amendments, the “Original Agreement”).

WHEREAS, Licensee and MSK desire to modify certain timelines and payment obligations and add clarifying language with respect to the initiation of certain development activities;

WHEREAS, the Parties desire to amend and restate the Original Agreement to include such modified terms and conditions and clarifying language.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Additional Patent Rights” means:

(a) The U.S. and non-U.S. patents and patent applications listed in Exhibit B;

(b) U.S. and non-U.S. patents that issue from or claim priority to any patent or patent application listed in Exhibit B, U.S. and non-U.S. patent applications that claim priority to any patent or patent application in Exhibit B, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c) Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications listed in Exhibit B; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) Any reissues, re-examinations, or term extensions of patents described in (a), (b), or (c) above.

1.2 “Affiliate” as used herein in either singular or plural means, with respect to a Party, any corporation, company, partnership, joint venture or other entity, which directly or indirectly: (a) Controls, is Controlled by or is under common Control with the specified entity; or (b) both (i) owns, is owned by, or is under common ownership with the specified entity, in whole or in part, and (ii) conducts business under a trade identifier of the specified entity, with the authorization of the specified entity. For purposes of this definition, “Control” of an entity means the direct or indirect ownership or control of at least fifty percent (50%) of the right to direct or cause the direction of the policies and management of such person or entity, whether by the ownership of stock, by contract or otherwise. In any jurisdiction where fifty percent (50%) control is not permitted by applicable law, the “greater than fifty percent (50%)” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction. With regard to MSK, “Affiliate” shall include, without limitation, Sloan-Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.3 “Business Day” means any day in which normal business is conducted, Monday through Friday, and excludes weekends and public holidays in the United States.

1.4 “[*]” means, for purposes of Section [*] only, with respect to [*], to (a) [*], (b) [*], and/or (c) [*]. The term “[*]” in all other provisions of this Agreement shall have the meaning commonly associated therewith in contracts generally.

1.5 “Confidential Information” means all confidential or proprietary information disclosed by one Party to the other Party relating to and in the performance of this Agreement, including methods of manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

1.6 “Contract Quarter-Year” means the three month periods ending on March 31, June 30, September 30 and December 31 of each year.

1.7 “Effective Time” means the earliest to occur of (x) an initial public offering of the Shares, (y) the listing or quotation of the Shares on a public trading market or (z) the effective time of a merger, business combination, reorganization or other similar transaction, pursuant to which the Shares are exchanged for securities of a publicly-traded company.

1.8 “Equity Securities” means (i) any Shares, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, into Shares (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Shares; provided, however that Equity Securities shall not include any (w) Shares issued or issuable pursuant to any rights or agreements, options, restricted stock units, warrants or convertible securities outstanding as of the date of this Agreement or pursuant to the exercise or vesting of awards granted under the Sellas Stock Incentive Plan #1; (x) Shares issued pursuant to Equity Securities granted or issued after the date of this Agreement, so long as MSK’s rights were complied with, waived, or were inapplicable to the issuance of such Equity Securities; (y) any Equity Securities issued in connection with any (A) share split, (B) share dividend, (C) or other recapitalization by Licensee, in each of cases (A) through (C) in which the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

MSK participates pro rata as a shareholder of Licensee on the same terms as other shareholders of Licensee and (z) any Equity Securities issued in connection with a strategic transaction related to a license or partnering arrangement.

1.9 “Field of Use” means all therapeutic and diagnostic uses.

1.10 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product basis, the first commercial sale by Licensee or any of its Affiliates or Sublicensees to another person or entity.

1.11 “Licensed Know-How” means tangible and intangible technical information, materials, inventions, processes, protocols, procedures, formulations, compounds, compositions, devices, methods, formulae, protocols, techniques, algorithms, software, works of authorship, designs, drawings, results, findings, ideas, concepts, creations, discoveries, developments, techniques, processes, know-how, drawings, designs, specifications, data, content, information, formulas, formulations, algorithms, software, and other technologies or subject matter of any kind, in each case, that are not generally publicly known, that is [*].

1.12 “Licensed Rights” means the Licensed Know-How and the Patent Rights.

1.13 “Licensed Product” means:

(a) any product or material [*], and

(b) any process [*].

1.14 “Net Sales” means the gross price billed or invoiced on sales of Licensed Products by Licensee, its Affiliates, or Sublicensees, less:

(a) Freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer;

(b) Cash discounts actually granted and deducted solely on account of sales of Licensed Products;

(c) Rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;

(d) Credits issued for returns of Licensed Products recalled or not accepted by customers; and

(e) Taxes (including, but not limited to sales, value added, consumption and similar taxes) actually incurred, paid or collected and remitted to the relevant tax authority for the sale or Licensed Products.

[*]

1.15 “Original Patent Rights” means:

(a) The U.S. and non-U.S. patents and patent applications listed in Exhibit A;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) U.S. and non-U.S. patents that issue from or claim priority to any patent or patent application listed in Exhibit A, U.S. and non-U.S. patent applications that claim priority to any patent or patent application in Exhibit A, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c) Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications listed in Exhibit A; and

(d) Any reissues, re-examinations, or term extensions of patents described in (a), (b), or (c) above.

1.16 “Patent Rights” means the Original Patent Rights and the Additional Patent Rights.

1.17 “Royalty Term” means, on a Licensed Product-by-Licensed Product basis and country-by-country basis, the period from the Effective Date to the later of: (a) expiration of the last Valid Claim embracing such Licensed Product; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product; or (c) ten (10) years from the first commercial sale in such country.

1.18 “Royalty Year” means each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

1.19 “Shares” means the common shares of Licensee having a par value of Ten U.S. Dollars ($10.00) per share.

1.20 “Sublicensee” means any person or business entity to which Licensee has granted a sublicense of the Licensed Rights.

1.21 “Term” means the term of this Agreement, which will commence on the Effective Date and expire upon Licensee’s satisfaction of all obligations hereunder following the expiration of the last Royalty Term for any Licensed Product, unless earlier terminated pursuant to the Article 16 of this Agreement.

1.22 “Territory” means worldwide.

1.23 “Valid Claim” means an issued and unexpired claim or a pending claim within the Patent Rights, that shall not have been irretrievably withdrawn, cancelled, or disclaimed, nor been held invalid or unenforceable by a court or other appropriate agency of competent jurisdiction in an unappealable decision.

ARTICLE 2

GRANT

2.1 License Grant. In consideration of Licensee’s satisfaction of all of its obligations hereunder, MSK hereby grants to Licensee a license to make, use, sell, offer for sale, and import

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensed Products in the Field of Use in the Territory under its Licensed Rights, together with the right to sublicense as provided in Article 3. Such license shall be exclusive as to the Patent Rights, except as provided in Sections 2.2 and 2.3 below, and nonexclusive as to the Licensed Know-How.

2.2 Reserved Rights. Notwithstanding anything in this Agreement to the contrary, MSK shall have the right to (i) use the Patent Rights for research purposes and care of patients of MSK, its Affiliates, its network facilities, and clinical trial sites that are participating with MSK in a multicenter clinical trial, and (ii) permit others at academic, government, and not-for-profit institutions to use the Patent Rights in the course of research or clinical trials being conducted jointly with MSK.

2.3 U.S. Government Rights. All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C. § 200 et seq., and implementing regulations and agreements.

2.4 No Implied Rights. MSK reserves all rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights.

ARTICLE 3

SUBLICENSES

3.1 Licensee may grant sublicenses (and may amend sublicenses) [*], Licensee shall provide MSK with a complete, unredacted copy of the proposed sublicense agreement (or amendment) and any associated agreements between it and sublicensee. Licensee shall also promptly provide MSK with full executed copies of such agreements. All such documents shall be deemed Confidential Information of Licensee.

3.2 Any sublicense shall by its terms bind the Sublicensee to all provisions of this Agreement that by their terms are capable of performance by a sublicensee, including without limitation the restrictions, limitations, and obligations of [*], and shall provide that [*]. Any breach by a Sublicensee shall be considered a breach by Licensee.

3.3 Licensee shall promptly provide MSK with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee.

ARTICLE 4

DILIGENCE

4.1 Licensee will secure at least [*] in funding (“Initial Funding”), as evidenced by bank statements or electronic account statements by [*]. If Licensee has not secured this amount of minimum funding by the date specified above, MSK shall have the right to terminate the Agreement upon [*] business days’ advance written notice, subject to Licensee’s right to cure any shortfall during said notice period. Licensee will secure financing (either debt or equity) with gross proceeds totaling [*] by [*] (the “First Raise”) and additional gross proceeds totaling Twenty-Five Million U.S. Dollars ($25,000,000) by December 31, 2018 (the “Second Raise”). If Licensee has not secured either of the First Raise or Second Raise by the applicable dates

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

specified above, MSK shall have the right to terminate the License with [*] business days’ written notice, subject to Licensee’s right to cure any shortfall during said notice period; provided, however, that if MSK terminates the License as provided herein, Section 5.1(a)(iv) shall become null and void (and no additional Shares as contemplated therein shall be due and owing unless previously issued or accrued to be issued).

4.2 Licensee shall use commercially reasonable best efforts to (i) bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Licensed Rights, and (ii) continue active, diligent marketing efforts for Licensed Products throughout the Term.

Without limiting the foregoing, Licensee shall exercise its best efforts to achieve the following milestones:

Licensee will use commercially reasonable efforts to develop and commercialize Licensed Products.

Specifically, Licensee will:

(a) Either:

(i) [*]; or

(ii) [*];

(the achievement of the milestone described in this Section 4.2(a) the “[*] Milestone Achievement”).

(b) [*] in exercise of commercially reasonable efforts in [*].

(c) [*].

4.3 Licensee shall give MSK written notice and evidence within [*] days of the achievement of each of the above specific diligence obligations.

4.4 [*] all clinical trials conducted in the United States and sponsored by Licensee during the Term. Licensee shall have access to, and the right to utilize, all data generated in clinical trials conducted by MSK relating to the Licensed Rights, including without limitation those trials that are ongoing as of the Effective Date. Further, Licensee shall [*] to the extent that [*].

4.5 Licensee’s current projections of its business plan for the development of the Licensed Rights, including, for example, estimates of [*] planned for each phase of development of the Licensed Rights for a [*] period, to the extent formed by Licensee, is annexed hereto and made part of this Agreement. Licensee shall provide similar reports to MSK [*] to relay update and status information on Licensee’s business, research and development progress, including projections of activity anticipated for the next [*].

4.6 Licensee shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development, manufacture, and sale of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensed Products (“Regulatory Approval”). Licensee shall advise MSK, through information contained in annual reports described in Section 4.5 above, of its program of development for obtaining said approvals.

4.7 If Licensee is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products efforts, (ii) concerns a recall or potential recall of Licensed Products, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent Licensee’s compliance with its diligence obligations, then Licensee shall provide a copy to MSK without delay and keep MSK reasonably apprised of its response.

ARTICLE 5

PAYMENTS

5.1 For the rights, privileges and licenses granted hereunder and under the Original Agreement, the Parties acknowledge and agree that:

(a) Equity Issuances.

(i) Original Share Issuance. Pursuant to the Original License Agreement, Licensee issued to MSK Three Hundred (300) Shares (the “Original Shares”) deemed issued as of September 4, 2014.

(ii) First Amendment Share Issuance. Pursuant to Section 2.2 of the First Amendment, Licensee issued to MSK Two Hundred Forty-Seven (247) Shares.

(iii) Second Amendment Share Issuance. Pursuant to the Second Amendment and the First Amendment and pursuant to a conversion of obligations owed by Licensee to MSK, in November 2016, Licensee issued to MSK an aggregate of One Thousand and Three (1,003) Shares, which, for the avoidance of doubt, includes the Shares described in Section 5.1(b)(iii).

(iv) First A&R Agreement Share Issuance. Pursuant to the First A&R Agreement, Licensee issued to MSK Two Hundred (200) Shares.

(v) Amended and Restated Agreement Share Issuance. In consideration of MSK’s agreement to modify certain provisions of the Original Agreement in connection with the execution of this Agreement, Licensee agrees to issue to MSK an aggregate of One Thousand Seven Hundred (1,700) Shares, such Shares to be issued and delivered to MSK no later than thirty (30) days after the Effective Date. Upon issuance to MSK of the One Thousand Seven Hundred Shares pursuant to this Section 5.1(a)(v), MSK will hold [*]% of Licensee’s issued and outstanding Shares on an As Adjusted Basis (such [*]% on an As Adjusted Basis, the “MSK Percentage”). For purposes of this Agreement, “As Adjusted Basis” means taking into account any Shares issuable upon the conversion and/or exercise of any securities, warrants, notes or other instruments convertible into or exercisable for Shares, whether or not actually converted or exercised, but excludes (i) outstanding convertible debt securities having an aggregate principal amount of $5,000,000 and (ii) warrants to acquire Shares

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

that are issuable upon conversion of the $5,000,000 convertible note (which number of Shares will equal 50% of the amount of Shares issued upon conversion of such $5,000,000 note), and (iii) Shares issued upon exercise or vesting of awards under the Sellas Stock Incentive Plan #1 (under which awards to acquire 289 Shares are currently outstanding and under which an additional 1,645 Shares remain available for future grants under such plan).

(vi) Anti-Dilution Protection; Freely Tradeable. (A) Subject to applicable securities laws, MSK shall have the right to receive (and Licensee shall so issue and deliver to MSK for no additional consideration), MSK’s pro rata share of all Equity Securities that Licensee may, from time to time, sell and/or issue after the date of this Agreement through the Effective Time such that MSK holds the MSK Percentage immediately prior to the Effective Time. MSK’s rights pursuant to this Section 5.1(a)(vi)(A) shall expire and be of no further force and effect upon the Effective Time. (B) Licensee shall use commercially reasonable best efforts, subject to Section 11.4, such that all of the Shares held by MSK (or shares received upon exchange of MSK Shares at the Effective Time) shall be freely tradeable by MSK from and after the Effective Time. Licensee’s obligation pursuant to this Section 5.1(a)(vi)(B) shall expire and be of no further force and effect at such time as Shares held by MSK (or shares received upon exchange of MSK Shares at the Effective Time) may be sold absent registration under the Securities Act either pursuant to Rule 144 (or a successor rule) or another available exemption.

(vii) Additional Share Issuance. Without limitation to any other rights or remedies of MSK under this Agreement (or otherwise), in the event that Licensee has not secured the Second Raise (including any and all proceeds raised after August 10, 2016) by December 31, 2018, MSK may promptly notify Licensee of its election to take additional Shares in an amount equal to one and one-half percent (1.5%) of the fully diluted share capital of Licensee as of December 31, 2018 (the “Additional Shares”), and in any event, no later than [*]. If MSK elects to take the Additional Shares, Licensee agrees to issue and deliver to MSK the Additional Shares on or before February 28, 2019, (such date, the “Additional Delivery Date”); and MSK’s right to terminate this Agreement pursuant to Section 4.1 shall be [*] immediately following the Additional Delivery Date [*].

(b) Payments Under the Original Agreement. The Parties acknowledge and agree that:

(i) Licensee paid to MSK Five Hundred Thousand U.S. Dollars ($500,000) in March 2015 pursuant to the Original License Agreement.

(ii) Licensee paid to MSK Four Hundred Thousand U.S. Dollars ($400,000) in May 2015 pursuant to the Original License Agreement.

(iii) In lieu of paying MSK Nine Hundred Thousand U.S. Dollars ($900,000) referred to as “License Fees” in Section 2.1 of the Second Amendment (which License Fees included the Four Hundred Thousand U.S. Dollars ($400,000) payment due within forty-five (45) business days of the one-year anniversary of the effective date of the Original License Agreement pursuant to the Original License Agreement), in November 2016, Licensee issued to MSK Three Hundred Fourteen (314) Shares as described in Section 5.1(a)(iii) above.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) In lieu of paying MSK the One Hundred Fifty Thousand U.S. Dollars ($150,000) milestone payment in Section 5.1(e)(ii) of the First A&R Agreement, in June 2017, Licensee issued to MSK Two Hundred Ninety (290) Shares.

(c) Running royalties. Licensee shall pay to MSK a royalty in an amount equal to:

(i) [*] for worldwide annual Net Sales, of up to [*];

(ii) [*] for worldwide annual Net Sales in excess of [*].

(d) Guaranteed minimum royalties. Licensee shall pay to MSK annual minimum royalty payments, due on December 31st of each year, in the amount of One Hundred Thousand U.S. Dollars ($100,000) per Royalty Year during the Term, commencing in 2015. The minimum royalty payments shall be credited against any running royalty payments required pursuant to Section 5.1(c) above for the same Royalty Year. For clarity, no annual minimum royalty payments are due or payable as of the Effective Date.

(e) Milestones. Licensee shall pay to MSK milestone payments as follows upon achievement of the milestone by Licensee, its Affiliates, and/or Sublicensees:

The following milestone payments shall be due [*]:

(i) One Hundred Fifty Thousand U.S. Dollars ($150,000) by August 31, 2016. (For clarity, the Parties acknowledge and agree that, as of the Effective Date, this milestone has been fully paid by Licensee);

(ii) One Hundred Fifty Thousand U.S. Dollars ($150,000) by June 30, 2017;

(iii) Four Hundred Thirty-Seven Thousand Five Hundred U.S. Dollars ($437,500) within sixty (60) days following the commencement of the Phase 3 mesothelioma clinical trial;

(iv) Five Hundred Twelve Thousand Five Hundred U.S. Dollars ($512,500) within sixty (60) days following the commencement of the Phase 3 Acute Myeloid Leukemia clinical trial.

[*]

(f) Additional Milestones. Licensee shall pay to MSK milestone payments as follows upon achievement of the milestone by Licensee, its Affiliates, and/or Sublicensees:

The following milestone payments shall be due [*]. For the purpose of this Section 5.1(f), [*] (for clarity, the following shall be [*]):

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g) Amended and Restated Agreement Payments. In consideration of MSK’s agreement to modify certain provisions of the Original Agreement in connection with the execution of this Agreement, Licensee agrees to make the following one-time payments to MSK:

[*]

(h) Sublicensing Income.

(i) Licensee shall pay MSK (A) [*] of income received from Sublicensees that is not based on Net Sales, e.g., up-front licensing fees, and other income not calculated as a running royalty on Net Sales, but, for clarity, excluding payments received by Licensee from Sublicensee for (1) reimbursement of costs actually incurred by Licensee for research services or development activities for a Licensed Product and (2) reimbursement of patent prosecution and maintenance costs actually incurred by Licensee (such income collectively, “Sublicensing Income”), if such sublicense is entered into prior to [*], (B) [*] of Sublicensing Income if such sublicense is entered into after [*], but before [*], and (C) [*] of Sublicensing Income if such sublicense is entered into after [*];

(ii) If Licensee receives from any Sublicensee anything of value in lieu of cash payments in fulfillment of payment obligations of any sublicense agreement, Licensee shall pay MSK its share as required above based on the fair market value of such payment, or if elected by MSK shall divide the consideration if it is reasonably capable of being divided (as for example in the case of equity).

(i) Funding Requirements. Licensee represents and warrants that Licensee secured the Initial Funding and the First Raise within the time limits set forth in Section 4.1.

5.2 Payment Terms. Payments shall be payable [*] business days after they are due, paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

5.3 Interest. Licensee shall pay to MSK interest on any amounts not paid when due at the rate [*].

5.4 Tax withholding. Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The parties will cooperate to prevent or minimize the need for any withholding, and at the request of Licensee, MSK will provide Licensee with documents evidencing its tax status in the United States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Licensee shall be deducted by Licensee from such payment prior to remittance, and paid over to the relevant taxing authorities when due. Licensee shall promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK shall seek to obtain the release of any such withheld amounts from the taxing authority. At MSK’s request, Licensee shall provide MSK with reasonable assistance to release the withheld amount to MSK. [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.5 Sponsored Research Agreement. Licensee agrees to provide, under a separate sponsored research agreement, funding for research in mutually-agreed fields conducted in Dr. David Scheinberg’s laboratory in an amount of at least Two Hundred Thousand U.S. Dollars ($200,000) per year for three (3) years, commencing in January 2016. Licensee will get a time-limited, free option to obtain a world-wide exclusive license upon commercially reasonable terms for any new inventions or improvements on existing inventions that result from this research. The term of the option shall be [*] after disclosure of the invention to Licensee by MSK. The Parties agree that as of the Effective Date, Licensee’s payment obligations under this Section 5.5 with respect to 2016 have been fulfilled.

ARTICLE 6

REPORTS AND RECORDS

6.1 Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records shall include, but not be limited to: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements and/or income tax returns, sales tax returns, inventory and production records and shipping documents. Said books and records shall be maintained for a period of no less than [*] years following the period to which they pertain. Such records shall include original data files used to prepare the submitted royalty reports. For the term of this Agreement, and [*], MSK or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of Licensee. Should such inspection result in the discovery of a discrepancy greater than the greater of [*], Licensee shall pay the full cost of such audit plus interest as provided for late payments.

If the audit determines an error that is due to a misinterpretation of the license agreement language or if the error results from the application of an incorrect accounting or clerical methodology, MSK and or their agents shall be entitled to correct such errors for the period of time that the statute of limitations of the governing state allows. Any additional royalties due from the correction of errors from the prior periods will be subject to interest as provided for late payments.

6.2 Commercialization Reports.

Licensee, within [*] days of the end of each Contract Quarter-Year, shall deliver to MSK true and accurate reports, giving such particulars of the business conducted by Licensee and its Sublicensees during the preceding period.

The reports shall include at least the following information, to be itemized per Licensed Product by country of sales origin:

(a) Product number

(b) Units sold

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(c) Unit price

(d) Extended sales dollars

(e) Royalty rate

(f) Extended royalty dollars due

(g) the portion of Net Sales that was received from Sublicensees;

(h) country of sale;

(i) foreign currency conversion rate; and

(j) any Other Consideration received in the prior quarter.

6.3 With each such report submitted, Licensee shall pay to MSK the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

6.4 Milestone payments shall be reported and paid when due as defined in Section 5.2.

6.5 Licensee shall promptly forward to MSK copies of reports received from Sublicensees.

ARTICLE 7

PATENT PROSECUTION: THE LICENSED PATENTS

7.1 Patent Cost Reimbursement. Licensee shall pay during the term of the Agreement reasonable out-of-pocket expenses borne by MSK for filing, prosecuting and maintaining the Patent Rights through a patent counsel of MSK’s choice, reasonably acceptable to Licensee. Licensee shall reimburse MSK for all historic unreimbursed patent costs related to the Additional Patent Rights within [*] business days of the Effective Date. For clarity, the Parties acknowledge and agree that, as of the Effective Date, the patent expenses set forth in Schedule 7.1 relating to the Original Patent Rights have been fully paid by Licensee.

7.2 MSK shall diligently prosecute and maintain the Patent Rights in the United States and in such countries as are determined by MSK and agreed to by Licensee, using counsel of MSK’s choice reasonably acceptable to Licensee. If Licensee does not agree to bear the expense of filing patent applications in any foreign countries in which MSK wishes to obtain patent protection, then MSK may file and prosecute such applications at its own expense and any license granted hereunder shall exclude such countries.

7.3 MSK shall provide Licensee with copies of all relevant patent prosecution documentation so that Licensee may be informed and to give Licensee reasonable opportunity to advise MSK on the continuing prosecution, and Licensee agrees to keep this documentation confidential. Upon written request from Licensee, MSK shall participate in a teleconference or an in-person meeting, during business hours, upon reasonable notice, attended by MSK personnel with decision-making authority to discuss issues related to the prosecution and/or maintenance of the Patent Rights in any jurisdiction. Any such meeting conducted in person shall take place at the offices of MSK.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4 The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that Licensee will maintain confidential all information received pursuant to this Article 7. In light of the shared interest of the parties, MSK and Licensee agree to maintain good communication as to all matters related to the terms and actions governed by this License Agreement and further agree to make reasonable efforts to resolve disagreements or disputes as to any aspect of this License Agreement through discussion among management personnel of each Party.

7.5 Licensee shall not challenge the validity or enforceability of any claim within the Licensed Patents and shall cause its Affiliates and Sublicensees to refrain from doing so. In addition to all other rights and remedies available to MSK for any breach of this provision by Licensee, its Affiliates or Sublicensees, in the event that any such challenge is not successful then Licensee shall reimburse MSK for all costs and expenses, including but limited to attorneys’ fees, incurred by MSK as a result of such challenge.

ARTICLE 8

INFRINGEMENT

8.1 Monitoring. Licensee shall use commercially reasonable efforts to monitor third party infringement of the Patent Rights in the Field of Use. Licensee shall keep MSK timely informed of any activities by Licensee in regard hereto.

8.2 Actions. This Section 8.2 sets forth the parties’ right of enforcement and defense in relation to the Patent Rights.

(a) First Right. Licensee shall have the first right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Patent Rights in the Field of Use and Territory (including without limitation any declaratory judgment action, patent infringement action or opposition) during the Term, and will be responsible for all expenses related thereto. MSK shall join in any such action, at Licensee’s request and expense.

(b) Secondary Right. If Licensee does not wish to exercise either of the foregoing rights in (a), Licensee shall provide MSK with written notice that Licensee declines such right, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge.

8.3 Cooperation; Settlement. To the extent either Party conducts any legal proceedings in relation to the enforcement or defense of the Patent Rights in the Field of Use and Territory, it shall keep the other Party reasonably informed of such proceedings. The other Party shall reasonably cooperate in any such legal proceedings, at the expense of the requesting Party. In any action conducted by MSK, Licensee will join as may be requested by MSK, and in any action conducted by Licensee, Licensee may affect joinder of MSK if MSK is an indispensable or necessary party under the applicable law. Notwithstanding anything in this Agreement to the contrary, no settlement, consent judgment, or other voluntary final disposition of any action by Licensee that admits the invalidity, unenforceability, or reduces the scope of the Patent Rights, or impairs the validity, enforceability or scope of the Patent Rights, may be entered into without the prior written consent of MSK in its sole reasonable discretion.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.4 Costs and Recoveries. All costs of any action by either Party to enforce, or to defend against a challenge to, the Patent Rights shall be borne by such Party, which shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by Licensee, the excess of such sums over such costs shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon. For the avoidance of doubt, Licensee may not deduct, from Net Sales any portion of Licensee’s costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions.

8.5 Third Party Patents. In the event Licensee is sued for patent infringement or, threatened with such suit, Licensee shall promptly notify MSK. In any such action, Licensee shall be fully responsible for all its costs, including expenses, judgments and settlements.

ARTICLE 9

CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for [*] years after disclosure:

(a) be used only in connection with the legitimate purposes of this Agreement;

(b) be disclosed only to those who have a need to know it in connection with the Agreement; and

(c) be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the Party holding the Confidential Information but no less than reasonable.

(d) not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing Party.

The foregoing shall not apply when, after and to the extent the Confidential Information disclosed:

(i) can be demonstrated to have been in the public domain prior to the date of the disclosure; or

(ii) enters the public domain through no fault of the receiving Party; or

(iii) was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving Party prior to such time; or

(iv) is subsequently received by the receiving Party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(v) was independently developed, as established by tangible evidence, by the receiving Party without reference to information or material provided by the disclosing party; or

(vi) is required to be disclosed for compliance with court orders, statutes or regulations or MSK audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other Party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information.

ARTICLE 10

INDEMNIFICATION, PRODUCT LIABILITY

10.1 Licensee will indemnify, defend and hold harmless (and cause its Sublicensees to so indemnify, defend and hold harmless) MSK and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products hereunder or from a breach by Licensee of any of its representations, warranties or obligations under this Agreement, provided, however, that Licensee will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by MSK’s gross negligence or willful misconduct. The Indemnitee will promptly give notice to Licensee of any claims or proceedings which might be covered by this Section 10.1 and Licensee will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensee will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which Licensee has an indemnity obligation hereunder. MSK agrees to cooperate and provide reasonable assistance to such defense at Licensee’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests.

10.2 Licensee shall obtain and carry in full force and effect general liability insurance that shall protect Licensee and MSK in regard to events covered by Section 10.1 above. Such insurance shall be written by a reputable insurance company, shall list MSK as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require [*] days written notice to be given to MSK prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*] per occurrence with an annual aggregate of [*] for personal injury, death or property damage. Licensee shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 11

REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS

11.1 Representations and Warranties of Licensee; Certain Covenants of Licensee. Licensee represents, warrants and agrees that:

(a) Organization, Good Standing and Qualification. Licensee is an exempted limited company incorporated under the laws of Bermuda. Licensee has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. Licensee is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Licensee or its business.

(b) Capitalization; Voting Rights.

(i) Licensee has an authorized share capital of 95,000 Shares at $10.00 per Share, which includes a total of 75,999 Shares issued as of the Effective Date, which are the sole outstanding Shares of Licensee and all of which have been subscribed and are registered in the name of shareholders as set forth on Schedule 11.1(b)(i) hereto.

(ii) Other than (A) 14,372 Shares that may be issued upon outstanding convertible term notes with an aggregate principal amount of Five Million U.S. Dollars ($5,000,000) (the “Convertible Note”), (B) warrants to purchase 7,186 Shares issuable upon exercise of conversion of the Convertible Note (which Warrants will have an exercise price per Share equal to either one hundred five percent (105%) of the (I) initial public offering price per Share or (II) the 30-day volume weighted average price per share of the listed company’s stock if issued in a merger following the effective time of such merger, and in each case a 5-year term from the issuance date), (C) Shares that may be issued pursuant to Licensee’s Stock Incentive Plan #1 established effective as of November 4, 2016, (D) 2,919 Shares that may be issuable in lieu of cash payments to Equilibria Capital Management pursuant to that certain Management and Strategic Collaboration dated effective June 1, 2016, as amended February 7, 2017 and further amended August 2, 2017 and (E) except as may be issued pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from Licensee of any of its securities.

(iii) Schedule 11.1(b)(iii) hereto sets for certain pro forma information regarding the calculation of the MSK Percentage as of the date of this Agreement. Such Schedule 11.1(b)(iii), to the knowledge of SELLAS, fairly presents the information set forth therein and does not contain any material misstatement.

(c) Authorization; Binding Obligations; No-Conflict.

(i) All corporate action on the part of Licensee, its officers, directors and shareholders necessary for the authorization of this Agreement, the performance of all obligations of Licensee hereunder has been taken. This Agreement, when executed and delivered, will be valid and binding obligation of Licensee enforceable in accordance with its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and (b) general principles of equity that restrict the availability of equitable remedies.

(ii) Consummation of the transactions contemplated by this Agreement in compliance with the provisions of this Agreement will not result in any material breach of any of the terms, conditions, or provisions of, or constitute a material default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of Licensee pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which Licensee is a party or by which Licensee may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to Licensee or any of its property. Licensee is not a party to any actions, suits, or proceedings pending or, to Licensee’s knowledge, threatened against or affecting Licensee, its officers or directors in their capacity as such or its properties in any court or before any governmental or administrative agency, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Licensee hereby represents and warrants to MSK that as of the Effective Date, to its knowledge, the execution and performance of Licensee’s obligation under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

(iii) Assuming the accuracy of MSK’s representations and warranties set forth in Section 5 hereof, Shares issued to MSK pursuant to this Agreement have been or will be, fully authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws and no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any governmental body, agency or official is required by or with respect to Licensee in connection with the execution, delivery and performance by Licensee of this Agreement except (i) for such filings and approvals as have been made or obtained, or (ii) where the failure to obtain any such order, license, consent, authorization, approval or exemption or give any such notice or make any filing or registration would not have a material and adverse effect on the ability of Licensee to perform its obligations hereunder.

(d) Licensee Can Protect its Interests. Licensee represents that by reason of its, or of its management’s, business or financial experience, Licensee has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(e) Registration Rights and Voting Agreement. Licensee is presently not under any obligation, and has not granted any rights, to register under the Securities Act of 1933, as amended (the “Securities Act”), any of Licensee’s presently outstanding securities or any of its securities that may hereafter be issued. To Licensee’s knowledge, no shareholder of Licensee has entered into any agreement with respect to the voting of equity securities of Licensee, except as set forth in Schedule 11.1(e).

(f) Manufacturing of Licensed Products. Licensee hereby represents, warrants and covenants to MSK that Licensed Products shall be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2 Representations and Warranties of MSK. As of the Effective Date:

(a) Requisite Power and Authority. MSK has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on MSK’s part required for the lawful execution and delivery of this Agreement has been taken. Upon execution and delivery, this will be a valid and binding obligation of MSK, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(b) No-Conflict. Consummation of the transactions contemplated by this Agreement in compliance with the provisions of this Agreement will not as of the Effective Date result in any material breach of any of the terms, conditions, or provisions of, or constitute a material default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of MSK pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which MSK is a party or by which MSK may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to MSK or any of its property. MSK is not as of the Effective Date a party to any actions, suits, or proceedings pending or, to MSK’s knowledge, threatened against or affecting MSK, its officers or directors in their capacity as such or its properties in any court or before any governmental or administrative agency, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

(c) Investment Representations. MSK understands that the Shares have not been, and any other Shares it may receive hereunder may not be, registered under the Securities Act. MSK also understands that any Shares have been and are being offered pursuant to an exemption from registration contained in the Securities Act based in part upon MSK’s representations contained in this Agreement. MSK hereby represents and warrants as follows:

(i) MSK Bears Economic Risk. MSK has substantial experience in evaluating and investing in securities in companies similar to Licensee so that it is capable of evaluating the merits and risks of its investment in Licensee and has the capacity to protect its own interests. MSK must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. MSK understands that Licensee has no present intention of registering the Shares. MSK also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow MSK to transfer all or any portion of its Shares under the circumstances, in the amounts or at the times MSK might propose.

(ii) Acquisition for Own Account. All Shares acquired by MSK pursuant to this Agreement are for MSK’s own account for investment only, and not with a view towards their distribution.

(iii) MSK Can Protect Its Interest. MSK represents that by reason of its, or of its management’s, business or financial experience, MSK has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, MSK is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) Accredited Investor. MSK represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(v) Licensee Information. MSK has had an opportunity to discuss Licensee’s business, management and financial affairs with directors, officers and management of Licensee and has had the opportunity to review Licensee’s operations and facilities. MSK has also had the opportunity to ask questions of and receive answers from, Licensee and its management regarding the terms and conditions of this investment.

(vi) Rule 144. Without limitation to Section 5.1(a)(vi), MSK acknowledges and agrees that its Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. MSK has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things: the resale occurring following the required holding period under Rule 144, the availability of certain current public information about Licensee, and the number of shares being sold during any three-month period not exceeding specified limitations.

(vii) Residence. The office or offices of MSK in which its investment decision may be made is located at the address or addresses of MSK set forth on the signature page of this Agreement.

11.3 Rights Covenant.

(a) Generally. Licensee agrees that MSK shall have [*] rights in respect of its Shares [*]. In the event of [*], MSK shall [*], and shall [*], and shall [*] or [*] or required by applicable laws and other regulations applicable to such transaction.

(b) Information. Without limiting the generality of the foregoing, for so long as MSK or its affiliates own Shares, Licensee shall deliver or furnish to MSK:

(i) as soon as practicable, but in any event within [*] days after the end of each fiscal year of Licensee, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of shareholders’ equity as of the end of such year. All such financial statements shall be unaudited unless and until Licensee shall provide, for such fiscal year, audited financials to any other equity holders;

(ii) as soon as practicable, but in any event within [*] days after the end of each fiscal year, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the year, the stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit MSK to calculate its percentage equity ownership in Licensee, and certified by the chief financial officer or chief executive officer of Licensee as being true, complete, and correct; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iii) such other information relating to the financial condition, business, prospects, or corporate affairs of Licensee as MSK may from time to time reasonably request; provided, however, that Licensee shall not be obligated under this Section 11.3 to provide information (i) that Licensee reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to Licensee) or (ii) the disclosure of which would adversely affect the attorney-client privilege between Licensee and its counsel.

11.4 Market Stand-Off Agreement. Subject to Section 11.3(a), MSK hereby agrees that MSK shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares (or other securities in Licensee) held by MSK (other than those included in the registration) during the period commencing on the date of the final prospectus relating to Licensee’s first underwritten public offering pursuant to an effective registration statement filed by Licensee with the Securities and Exchange Commission under the Securities Act and ending on the date specified by Licensee and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be reasonably requested by Licensee or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto; provided, that, all officers and directors of Licensee are bound by and have entered into similar agreements and Licensee uses commercially reasonable efforts to obtain a similar agreement from all shareholders individually owning at least one-half of one percent (0.5%) of the Shares (including without limitation holders with securities convertible or exercisable into Shares). MSK agrees to execute and deliver such other agreements as may be reasonably requested by Licensee or the managing underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if reasonably requested by Licensee or the representative of the underwriters of the registered Shares (or other securities) of Licensee, MSK shall provide, within ten (10) days of such request, such information as may be reasonably required by Licensee or such representative in connection with the completion of any public offering of Licensee’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 11.4 shall not apply to a registration relating solely to employee benefit plans on Forms F-1 or S-1, or Form F-8 or S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form F-4 or S-4 or similar forms that may be promulgated in the future. In order to enforce the foregoing covenant, Licensee may impose stop-transfer instructions with respect to such Shares (or other securities) until the end of such period. MSK agrees that any transferee of any of its Shares or other securities of Licensee held by MSK shall be bound by this Section 11.4. The underwriters of Licensee’s securities are intended third party beneficiaries of this Section 11.4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

11.5 Investor Rights; Co-Sale Agreement. MSK hereby agrees to execute and deliver and become party to any reasonable and customary investor rights, reasonable and customary co-sale or other reasonably customary agreements for financing transactions similar to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the First Raise that may be entered into by and among Licensee and the investors in the First Raise in connection with the First Raise, subject to review and approval by MSK and its counsel, such approval not to be unreasonably withheld.

11.6 Disclaimer of Warranties.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MSK MAKES NO REPRESENTATIONS, NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF LICENSED RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

11.7 Limitation of Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12

COMPLIANCE WITH LAW

12.1 It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

12.2 Licensee shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates and Sublicensees to conduct their activities under this Agreement, in full compliance with all controlling laws and regulations.

12.3 Licensee shall to the extent required by law substantially manufacture in the United States any Licensed Product to be sold in the United States.

12.4 To the extent required by law, or if the failure to mark would reduce the rights of MSK or Licensee to enforce the Patent Rights against infringers, Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products with the appropriate Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 13

NON-USE OF NAMES

Neither Party shall use the name of the other Party, nor of any of their employees, nor any adaptation thereof, in any press release, advertising, promotional or sales literature without prior written consent obtained from the other Party in each case. During and after the term of this Agreement, neither Party shall utilize or register any trademark, service mark, tradename, or other trade identifier of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent of the other Party. Notwithstanding the above, each Party may freely disclose in the ordinary course of business (but not in a press release, except with prior approval) that it has entered into this Agreement.

ARTICLE 14

PUBLICATION

Licensee recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without Licensee’s approval or editorial control. MSK reserves the right to publish the scientific findings from research related to Licensed Rights and clinical use of Licensed Products. If any proposed publication (e.g., manuscript, abstract or other public disclosure), contains Confidential Information of Licensee or its Affiliates or Sublicensees, MSK will submit the abstract or manuscript to Licensee at least [*] calendar days before public disclosure thereof, and Licensee shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein. Upon Licensee’s request, public disclosure shall be delayed up to [*] additional calendar days to enable MSK to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication.

ARTICLE 15

ASSIGNMENT

Without restricting MSK’s rights to transfer or assign Shares or any rights in respect thereof, no Party may assign or delegate any or all of its rights or obligations under this Agreement, or transfer this Agreement, without the prior written consent of the other Party, except that (a) either Party shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to an Affiliate or (ii) as part of a merger, or acquisition so long as any successor corporation shall assume all obligations under this Agreement, and (b) MSK may without consent of Licensee freely assign all or any portion of the payments due under this Agreement to a third party. Any assignment by Licensee shall bind its assignee to all provisions of this Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Any assignment, delegation or transfer by any party without the consent of the other Party shall be void and of no effect.

ARTICLE 16

TERMINATION

16.1 Term. The term of this Agreement is the Term (as defined in Article 1).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.2 Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to Licensee if: (a) Licensee becomes insolvent; (b) a petition in bankruptcy is filed against Licensee and is consented to, acquiesced in or remains undismissed for [*] days; (c) Licensee or makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee, or Licensee commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or similar law, and Licensee does not return to solvency or such case or other proceeding remains undismissed before the expiration of a [*] day period; (d) Licensee ceases to do business; or (e) if the enactment of any law, decree, or regulation, or the issuance of any order (including, but not limited to, an injunction), by any governmental authority renders it impracticable or impossible for Licensee to perform any of its obligations hereunder.

16.3 Nonpayment. If Licensee fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than [*] business days, MSK shall have the right to terminate this Agreement on [*] business days written notice, unless Licensee pays to MSK within the [*] business day notice period, all such past-due fees, royalties and patent expenses, together with any interest due and payable thereon.

16.4 Criminal Activity. MSK may terminate this Agreement upon immediate written notice to Licensee if Licensee is convicted in a final judgment of a felony relating to the manufacture, use, or sale of Licensed Products in any jurisdiction where Licensee manufactures, uses or sells Licensed Products.

16.5 Breach. In addition to any other termination right specified in this Agreement, MSK may terminate this Agreement upon [*] business days’ written notice to Licensee, if Licensee materially breaches a provision of this Agreement, unless Licensee cures any such breach prior to the expiration of the [*] business day period.

16.6 Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of Licensee hereunder (as if no termination occurred), then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK; provided, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to Licensee under this Agreement.

16.7 Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a) any provision expressly indicated to survive;

(b) any liability which any Party has already incurred to another Party prior to expiration or termination;

(c) Licensee’s reporting and payment obligations for activities occurring prior to expiration or termination, and MSK’s audit rights;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) Articles 9, 12, 13, 17, and 18 and Sections 7.5, 10.1, 11.3, 16.6, and 16.7 and;

(e) Any and all rights of MSK in respect of or incidental to its ownership of Shares.

ARTICLE 17

NOTICES AND OTHER COMMUNICATIONS

Except for payments (which are subject to Section 5.2), each notice or other communication pursuant to the Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:

Memorial Sloan Kettering Cancer Center

Office of Technology Development

If by mail:	1275 York Ave., Box 524 New York, NY 10065
If by courier:	600 Third Avenue, 16th floor New York, NY 10016
Attn: Vice President, Technology Development Tel: 1-212-639-6181 (not for notice) Fax: 1-212-888-1120 (not for notice)
With copies to:
Memorial Sloan Kettering Cancer Center Office of General Counsel
If by mail:	1275 York Ave. New York, NY 10065
If by courier:	1275 York Ave. New York, NY 10065
Attn: General Counsel Tel: 1-212-639-5800 (not for notice) Fax: 1- 212-717-3517 (not for notice)
In the case of Licensee:
SELLAS Life Sciences Group Ltd. O’Hara House 3 Bermudian Road

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Hamilton HM 11, Bermuda

Attn.: Director, Legal Affairs

Tel: +1 813 864 2571 (not for notice)

E-mail: dmoser@sellaslife.com

With copies to (which shall not constitute notice):

Yvan-Claude Pierre

Cooley LLP

1114 Avenue of the Americas

New York, NY 10036-7798

Tel: +1 212 479 6721 (not for notice)

Fax: +1 212 479 6275 (not for notice)

E-mail: ypierre@cooley.com

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and performed entirely within New York, without giving effect to conflict of law principles thereof. The Parties agree that any action brought by either Party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each Party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein.

18.2 Successors and Assigns. This Agreement will inure to the benefit of the Parties and their respective successors and permitted assigns.

18.3 Severability. In the event that any provision(s) of this Agreement is(are) held to be invalid, illegal or unenforceable under any controlling body of the law, such invalidity, illegality, or unenforceability shall not in any way affect the validity, legality, or enforceability of the remaining provisions. The Parties will in such an instance use their best efforts to replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) that implement the purposes of this Agreement.

18.4 Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.5 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or otherwise afforded to any Party, shall be cumulative and not alternative.

18.6 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

18.7 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the Party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six (6) months. For clarity, a failure to obtain funding shall not constitute a force majeure event.

18.8 Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise, including, for the avoidance of doubt, that certain side letter agreement entered into by and between the Parties and dated as of May 25, 2017, which is hereby terminated by the Parties. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement. It is expressly understood that and agreed that any waivers included in the Amendments remain in full force and effect.

18.9 Relationship between the Parties. The relationship between the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No Party is a legal representative of any other Party, and no Party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another Party for any purpose whatsoever.

18.10 Attorneys’ Fees.

(a) In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(b) [*]

18.11 Broker’s Fees. Each Party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Party hereto further agrees to indemnify the other Party hereto for any claims, losses or expenses resulting from such Party’s breach of the foregoing representation and warranty.

18.12 Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof’, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “include” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation unless expressly indicated by the context in which they is used. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentum. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, authorized representatives of the Parties have signed and dated this Agreement below.

Sellas Life Sciences Group Ltd.	Memorial Sloan Kettering Cancer Center

By:	/s/Angelos Stergiou	By:	/s/ Eric M. Cottington

Name:	Angelos Stergiou	Name:	Eric M. Cottington, PhD.
Senior Vice President
Research & Technology
Management

Date:	Oct. 10, 2017	Date:	October 11, 2017

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

Original Patent Rights

[*] (2 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT B

Additional Patent Rights

[*] (1 page omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 7.1

Patent Expenses Relating to the Original Patent Rights Paid Pursuant to the Original License Agreement

[*] (1 page omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 11.1(b)

CAPITALIZATION

[*] (1 page omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE 11.1(e)

REGISTRATION RIGHTS AND VOTING AGREEMENT

Shareholders’ Agreement dated July 25, 2016 by and among Dr. Angelos M. Stergiou, Dr. Miltiadis Sougioultzoglou, EQC Biotech Sely I Fund, EQC Biotech Sely II Fund, Sellas Life Sciences Group Ltd. (f/k/a Sellas Life Sciences Group AG) and the Other Shareholders (as defined in such agreement).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.